EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 19, 2017

For Immediate Release

Paychex Elects New Board Member
Kara Wilson is chief marketing officer of Rubrik, a leading cloud data management company, and has 20+ years marketing leadership experience with top technology companies

Rochester, N.Y.  (July 19, 2017) – Paychex, Inc., a leading provider of integrated human capital management solutions for small- to medium-sized businesses, today announced that the Paychex Board of Directors has elected Kara Wilson as a board member.  Ms. Wilson is chief marketing officer of Rubrik, a market leader in cloud data management. She succeeds Pamela A. Joseph, who resigned her position with the Paychex Board of Directors earlier this year.

Ms.  Wilson has more than 20 years of experience in marketing leadership roles for some of the technology industry’s most significant companies. Immediately prior to joining Rubrik, she was executive vice president and chief marketing officer of cybersecurity firm FireEye, Inc. (NASDAQ: FEYE). In her position with FireEye, Ms. Wilson helped launch the company’s initial public offering (IPO) and was responsible for the organization’s global marketing initiatives.

“Kara Wilson brings a wealth of experience to the Paychex Board of Directors,” said Paychex president and CEO Martin Mucci. “Her many years in marketing leadership at influential technology companies such as Cisco, SAP, SuccessFactors, and FireEye will provide great insight for our growth as a technology and service leader in providing human capital management solutions, as well as our expanded investment in digital marketing initiatives.  Kara will be a valuable addition to the Paychex Board of Directors.”

Ms. Wilson holds a Bachelor of Science degree from the University of California, Berkeley.  Her appointment to the Paychex Board of Directors is effective immediately.

About Paychex

Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2017 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter and LinkedIn.

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EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 19, 2017

Media Contact:

Laura Saxby Lynch
Director, Corporate Communications

Paychex, Inc.

585-383-3074

lsaxbylynch@paychex.com

@PaychexNews